Exhibit 10.6

AGREEMENT (the “Agreement”), entered into March 29, 2005, by and between Candie's, Inc., a Delaware corporation (the “Company”), and Neil Cole (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive possesses unique personal knowledge, experience and expertise concerning the business and operations conducted by the Company and such knowledge, experience and expertise may result in an increased sale price in the event of a sale of the Company; and

WHEREAS, the Company desires to assure that the Executive will not compete with the Company after the sale of the Company under certain circumstances.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  PAYMENT UPON SALE OF THE COMPANY.

1.1.  In the event of the sale of all or substantially all of the assets or capital stock of the Company at such time as the Executive is employed by the Company for an aggregate sale price ("Sale Price") of at least $5 per share (subject to appropriate adjustment by the Board in the event of any stock split, dividend or similar division of shares of the Company's common stock or reverse split or similar combination of such common stock) of the Company's common stock on a fully diluted basis at the time of the closing of such sale, and immediately after the sale, the Executive is no longer employed by the Company or its successor, in the same capacity as he was prior to such sale, for any reason or no reason (as the case may be, a "Sale"), the Company shall pay to the Executive an amount equal to 5% of the Sale Price (the "Payout"). In the event that the Sale involves a sale of the Company's assets, the Sale Price shall be determined by dividing the aggregate consideration received by the Company in the Sale by the total number of outstanding shares of the Company's common stock, on a fully-diluted basis, at the time of the closing of the Sale.

1.2.  For purposes of the foregoing, the following shall be considered to be part of the Sale Price: contingent future payments (based upon future profits or otherwise) paid to the Company or to all of its stockholders; payments for noncompete covenants paid to the Company or to its stockholders other than the Executive; and the value of all assumed liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees). In the event that the Sale Price is paid in whole or in part in the form of securities, the value of such securities, for purposes of calculating the Payout, shall be deemed to be the fair market value thereof on the day prior to the consummation of the Sale as determined by the Board; provided, however, that if such securities consist of securities for which there is an existing public trading market (whether or not such securities would be deemed to be "restricted stock" within the meaning of Rule 144(a)(3) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended), the fair market value thereof shall be deemed to be the average of the last sales prices for such securities on the five (5) trading days ending five (5) days prior to the consummation of the Sale.

1.3.  The Payout shall be paid by the Company to the Executive, in full, within fifteen (15) days after the consummation of the Sale, and shall be payable, at the option of the Company, in cash or in kind (in the event that the Sale Price includes consideration other than cash). If the Sale Price is increased by contingent payments, or if a portion of the Sale Price is paid into escrow, the portion of the Payout relating thereto shall be calculated and paid when and as such contingent payments are made, or when such portion of the proceeds is released from escrow, as the case may be. The determination of the amount of the Payout shall be made by the Board or its designee whose decision shall be final.

2.  NONCOMPETITION; NONSOLICITATION

2.1.  The Executive hereby agrees that during the period of one year (the “Non-Compete Term”) following a Sale, he shall not, directly or indirectly, within any county (or adjacent county) in any State within a fifty (50) mile radius of the location of any of the Company's offices, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries, or affiliates during the time of Executive’s employment by the Company, or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company’s, provided that such stock holdings are not greater than five percent (5%) of such corporation.

2.2.  The Executive shall not, during the Non-Compete Term, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, or persons listed on the personnel lists of the Company.

2.3.  For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 2.1 and 2.2 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

2.4.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this paragraph 2 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this paragraph 2 or such other relief as may be required specifically to enforce any of the covenants in this paragraph 2. If for any reason it is held that the restrictions under this paragraph 1 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this paragraph as will render such restrictions valid and enforceable.

3.  MISCELLANEOUS

3.1.  Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Candie's, Inc. 215 West 40th Street 6th Floor New York, NY 10018 Attn: Deborah Sorell Stehr Senior Vice President and General Counsel

with a copy to:

Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attn: Robert J. Mittman, Esq.

To the Executive:	Neil Cole 525 East 72nd Street Apt 15E New York, NY 10021

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

3.2.  Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.3.  Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

3.4.  Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

3.5.  Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

3.6.  Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the Supreme Court, New York County, State of New York, or by a federal court sitting in Manhattan in New York City, State of New York. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

3.7.  Legal Fees and Court Costs. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys’ fees) of the Company in such action, suit or other proceeding shall be paid by the Executive. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Executive, all expenses (including reasonable attorneys’ fees and travel expenses) of the Executive in such action, suit or other proceeding shall be paid by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written,

THE COMPANY:

CANDIE'S, INC

By:/s/ Warren Clamen

EXECUTIVE
/s/ Neil Cole
Neil Cole

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